SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)       August 31, 2001
                                                       ---------------
                                                       August 31, 2001



                              Hibernia Corporation
             (Exact name of registrant as specified in its charter)




 Louisiana                     1-10294                         72-0724532
(State or other              (Commission                      (IRS Employer
jurisdiction of              File Number)                   Identification No.)
incorporation)



313 Carondelet Street, New Orleans, Louisiana      70130
(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code (504) 533-5333

Item 9.  Regulation FD Disclosure.


         Hibernia Corporation (the "Corporation") has notified the record holder of its Fixed/Adjustable Rate Noncumulative Preferred Stock Series A (the "Series A Preferred Stock") as of August 31, 2001, that the Corporation will redeem all of the outstanding shares of its Series A Preferred Stock (consisting of 1,739,000 shares) on October 1, 2001 (the "Redemption Date"). The Redemption Price is $50 per share, together with a final dividend on the Series A Preferred Stock from the immediately preceding dividend payment date to the Redemption Date of $0.8625 per share. Following the redemption, the Corporation will continue to be well-capitalized as defined by the Board of Governors of the Federal Reserve System.

         The shares of Series A Preferred Stock were originally issued in 1996 and become redeemable at the option of the Corporation on October 1, 2001. If not redeemed, on October 1, 2001, the dividend payment rate on the Series A Preferred Stock would adjust from a fixed rate of 6.90% per annum to an Applicable Rate (as defined in the terms of the Series A Preferred Stock) not less than 7.40% per annum nor greater than 13.40% per annum.

         The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission that the information is required by Regulation FD to be furnished or that the information is material. The Corporation undertakes no obligation to update this information to reflect subsequently occurring events or circumstances.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       HIBERNIA CORPORATION
                                       (Registrant)


Date:  August 31, 2001                 By:  /s/ Cathy E.Chessin
                                            Cathy E. Chessin
                                            Corporate Counsel and Secretary